   As filed with the Securities and Exchange Commission on September 20, 1996
                                                  Registration No. 333-________
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________
                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 _______________

                                  MPTV, INC.
            (Exact Name of Registrant as Specified in Its Charter)
     Nevada                                                 88-0222781
     (State or Other Jurisdiction of                        (I.R.S. Employer
     Incorporation or Organization)                         Identification No.)

                           3 Civic Plaza, Suite 210
                       Newport Beach, California  92660
                   (Address of Principal Executive Offices)

                       1994 - 1996 CONSULTING AGREEMENTS
                           (Full Title of the Plan)

                               James C. Vellema
                             Chairman of the Board
                                  MPTV, Inc.
                           3 Civic Plaza, Suite 210
                       Newport Beach, California  92660
                                (714) 760-6747
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                                  Copies to:
                            CATHRYN S. GAWNE, ESQ.
                          Shapiro, Rosenfeld & Close
                      2029 Century Park East, Suite 2600
                        Los Angeles, California  90067
                                (310) 277-1818
                           Telecopy:  (310) 201-4776

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                                      CALCULATION OF REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------
                                                           Proposed        Proposed
                                                            Maximum        Maximum
                                                           Offering       Aggregate      Amount of
Title of Securities to be Registered     Amount to be      Price per      Offering     Registration
                                          Registered         Share          Price           Fee
- ---------------------------------------------------------------------------------------------------
Common Stock, $.05 par value          52,243,739 shares  $0.1328125(1)  $6,938,622(1)    $2,392.44
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

                                _______________
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


     The documents containing information specified in this Part I are being separately provided to the Registrant's consultants as specified by Rule 428(b)(1).

PROSPECTUS                      52,243,739 Shares
                                   MPTV, INC.
                                  Common Stock


                               REOFFER PROSPECTUS

                               ___________________


     This Prospectus relates to up to 52,243,739 shares of Common Stock of MPTV, Inc., a Nevada corporation (the "Company"). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

See "Risk Factors" for discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.

                               ___________________


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is September 20, 1996.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of a contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. A copy of the Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained by the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Commission. The Registration Statement, including the exhibits thereto, as well as such reports and other information filed by the Company with the Commission, can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, and at the following Regional Offices of the Commission: 75 Park Place, New York, New York 10007, Room 1400 and 500 West Madison Street, Chicago, Illinois 60661, Suite 1400. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company hereby undertakes to provide to each person to whom this Prospectus is delivered, without charge, upon written or oral request of such person, a copy of any or all documents that have been incorporated by reference in this Prospectus. Such documents may be obtained by contacting James C. Vellema, Chairman of the Board and Chief Executive Officer, MPTV, Inc., 3 Civic Plaza, Suite 210, Newport Beach, California 92660, telephone number (714) 760-6747.

                               PROSPECTUS SUMMARY

     This Prospectus covers the resale of up to 52,243,739 shares of the Company's Common Stock (the "Shares") by certain Selling Stockholders who acquired the stock for consulting services rendered to the Company at various times during the period commencing September 1994 through August 15, 1996. Such services were rendered pursuant to Consulting Agreements (the "Consulting Agreements") by and between each Selling Stockholder and the Company.

     Purchasers of the Shares offered by this Prospectus should carefully consider the information set forth under the heading "Risk Factors" below.

     The Company's principal executive offices are located at 3 Civic Plaza, Suite 210, Newport Beach, California 92660, and its telephone number is (714) 760-6747.

                                  RISK FACTORS

     Investors should carefully consider the following risk factors, as well as the other information contained in this Prospectus.

RISKS RELATING TO THE COMPANY

     OPERATING LOSSES; ABILITY TO CONTINUE AS A GOING CONCERN

     During the years ended December 31, 1994 and 1995, and the six months ended June 30, 1996, the Company incurred net losses of $3,126,864, $8,409,377 and $2,081,954, respectively. The Company had no revenues from timeshare operations for the years ended December 31, 1994 or December 31, 1995 or the six months ended June 30, 1996, respectively. The Company's independent accountants issued a report for the financial statements at December 31, 1994 and December 31, 1995 and for the respective years then ended, indicating substantial doubt about the Company's ability to continue as a going concern. The Company anticipates incurring additional losses in the future. The continuation of such losses could require the Company to divest parts of its business or seek additional financing or equity capital. If divesting is required, management currently intends to first attempt to divest its Minnesota real estate. There can be no assurance, however, that the Company will be able to locate a purchaser for said real property or that any such sale will be on terms acceptable to the Company. If the Company is required to seek additional financing or equity capital, there can be no assurance that additional financing or equity capital will be available to the Company or if available, that such financing or equity capital will be sufficient or on satisfactory terms.

     The poor financial condition of the Company has had, and will continue to have, a negative impact on its ability to consummate its plans for the conversion of the Lake Tropicana Apartments into a timeshare development. If sufficient financial or equity capital is not available, the Company would not be able to complete the conversion of, and as a result could not market timeshare interests in, Lake Tropicana. The sale of timeshare interests is required in order to service existing debt on Lake Tropicana; accordingly, without such additional financing, the Company might be forced to sell the Lake Tropicana Apartments or become involved in foreclosure proceedings with respect to the Apartments. The proceeds that the Company would receive from an arms-length sale of Lake Tropicana would be substantially less than its carrying value as reflected in the historical financial statements of the Company. Given the current debt encumbering the Lake Tropicana Apartments, it is unlikely that the value of the Apartments would generate funds which would be available to the holders of Common Stock.

     ISSUANCE OF COMMON STOCK IN EXCESS OF SHARES AUTHORIZED


     Since March 31, 1996, the Company has issued a significant number of shares of its Common Stock for cash and services rendered. Management has become aware that these issuances of its Common Stock caused the total number of issued and outstanding shares to exceed the 50,000,000 shares previously authorized in the Company's Articles of Incorporation. Certain of the Shares are included in the Common Stock issued in excess of the authorized number (the "Excess Shares"). Although the Company's Board of Directors and stockholders approved an increase in the number of authorized shares to 100,000,000, and the Company filed an Amendment to its Articles of Incorporation on July 8, 1996 effecting such increase, the stockholder approval was received prior to the mailing of definitive proxy material under the Exchange Act. In addition to administrative remedies that may be pursued by governmental agencies, the recipients of the Excess Shares may seek recovery of the purchase price of the stock plus interest through a rescission offer, the amount of which cannot be presently determined. There can be no assurance that the ratification of such increase and the filing of the Registration Statement of which this Reoffer Prospectus forms a part will provide an adequate remedy for the holders of such Excess Shares.

     ISSUANCE OF COMMON STOCK WITHOUT SECURITIES ACT REGISTRATION

     Shares of the Company's freely tradeable Common Stock have been improperly issued without registration under Federal and state securities laws. In addition to administrative remedies which may be pursued by governmental agencies, the recipients of these shares of Common Stock may seek recovery of the purchase price of the stock plus interest through a rescission offer, the amount of which cannot be presently determined, and could have a material adverse impact on the Company's financial position and liquidity. The Registration Statement of which this Prospectus forms a part is one of the registration statements being filed by the Company to register these shares. There can be no assurance, however, that such filings will provide an adequate remedy. Until resolved, the impact of such issuances on the Company's ability to raise additional capital through the future issuances of Common Stock is unknown.

     NASDAQ DELISTING

     On April 19, 1996, The NASDAQ Stock Market, Inc. ("NASDAQ"), which manages the NASDAQ SmallCap Market Exchange (the "Exchange") on which the Company's Common Stock was formerly listed and traded, informed management that the Company had failed to meet certain listing maintenance requirements and had not filed its Annual Report on Form 10-KSB within the required time frame. NASDAQ gave the Company until May 20, 1996 to file such Annual Report and to submit a plan detailing how the Company intended to meet the listing maintenance requirements in the future. The Company filed the Annual Report and submitted the required plan. On June 12, 1996, the Company received a letter from NASDAQ informing the Company that its Common Stock was scheduled to be delisted from the Exchange effective with the close of business on Wednesday, June 26, 1996 for failure to meet certain continuing listing requirements. Although the Company currently satisfies the market float, number of market makers and asset requirements, it does not meet the net worth or share price criteria. The Company requested that NASDAQ conduct an oral hearing to reconsider the decision to delist the Common Stock, and such hearing was held on July 12, 1996 (the delisting was stayed pending the outcome of the hearing). Management subsequently received a letter, dated July 17, 1996 from NASDAQ, informing the Company that its securities were to be deleted from the Exchange effective July 18, 1996. The Company has requested that the NASDAQ Listing and Review Committee review this decision, but the request will not operate as a stay to the deletion of the Common Stock. In the meantime, the Common Stock is listed and traded on the OTC Bulletin Board. There can be no assurance as to the outcome of the pending review.

As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, subsequent to such delisting, if the trading price of the Common Stock was less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of Rule 15c2-6 and/or Rule 15g-9 promulgated under the Exchange Act. Under such Rules, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the Securities and Exchange Commission, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exemptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell their securities in the secondary market.

     DEPENDENCE ON KEY PERSONNEL

     The success of the Company will be highly dependent on the personal efforts of James C. Vellema, Chairman of the Board and Chief Executive Officer and Hurley C. Reed, its President. The loss of the services of either of them could have a material adverse effect upon the Company's business and prospects. The Company currently does not have "key person" life insurance on their respective lives.

     SIGNIFICANT RISKS FROM TIGHT CONSTRUCTION TIMETABLES

     There are a number of construction timetable risks over which the Company has little control and which might adversely affect the completion time of its planned timeshare resort renovations. Such risks include, but are not limited to, an inability to control costs, bad weather, unavailability of supplies or skilled labor, work stoppages, Acts of God, and other conditions beyond the builder's control. Delays in completion of renovations could cause the Company to lose operating permits, delay receipt of certificates of occupancy, permit rescission of timeshare sales and preclude effective planning for optimum marketing periods, and generally cause the Company to fail to perform, with resulting legal costs and penalties. The Company's requirement for additional financing will mean that even relatively small delays in meeting the construction timetables which the Company has established for itself could put the Company in a position in which it is without the capital required, potentially jeopardizing the existence and continuation of the Company.

RISKS RELATING TO THE RESORT TIMESHARE INDUSTRY

     GOVERNMENT REGULATION

     The Company intends to market interests in its Lake Tropicana resort on an interval ownership or timeshare basis. Sales of interval ownership units require registration or other regulatory compliance in the State of Nevada and certain other states where such units may be sold. The Company is in the process of complying with applicable regulations to sell interval units in Lake Tropicana in Nevada and California, but such compliance has not been completed as of the date of this Prospectus. If the Company is unable to sell interval units in Lake Tropicana, the potential value of Lake Tropicana as a rental property may be substantially lower than the potential value if sold in timeshare intervals.

     ADVERSE ECONOMIC CONDITIONS

     The timeshare resort industry in particular, and the real estate industry in general, have experienced adverse economic conditions over the last several years. Timeshares are more likely to be successful in markets characterized as growing vacation destinations, with a corresponding demand for accommodations.

Therefore, the ability to sell Lake Tropicana units and the prices which can be obtained from such sales will be dependent, in part, on factors generally affecting the market for Las Vegas as a vacation destination. Such factors include growth in the number of tourist attractions (in particular, those catering to families), the attractiveness and supply of competitive timeshare accommodations and the relative attractiveness and supply of competitive hotel or resort accommodations. There is no assurance that the Company will be able to sell enough timeshare units to achieve profitability for the project.

     COMPETITION

     The resort timeshare industry is highly competitive. In the resort timeshare industry, the Company competes against other timeshare and interval unit projects as well as hotel and resort accommodations. The involvement by major corporations add to the competition. Many of such competitors are more established and have greater name recognition and financial and other resources than the Company. There can be no assurance that the Company will be able to compete successfully with existing or new competitors, and failure to do so could have a material adverse effect on the Company's operating results.

     HYPOTHECATION FINANCING

     Timeshare units are typically financed by the consumer through financing provided by or arranged through the interval developer. The Company currently intends to finance sales of the Lake Tropicana units by accepting notes from the purchasers, and the Company has obtained a commitment from Stanford Capital, subject to certain conditions, for up to $100 million in receivables financing. The sale of timeshare notes receivable under this arrangement would be on a recourse basis, meaning that the Company would be required to repurchase any consumer note which defaulted. The Company will therefore remain contingently liable for an extended period following the sale of an interval unit.

     UNINSURED LOSSES

     In the timeshare resort industry there are certain types of losses against which it is not economically feasible to insure, such as war, earthquakes, hurricanes, floods and other Acts of God. While earthquakes occur from time to time in Las Vegas and in the Palm Springs area (respective sites of the Lake Tropicana and Rancho Mirage resorts), to date no damage has occurred to the Company's properties. Should such an uninsured loss occur, the Company could suffer a substantial loss of capital invested and future revenues.

     PROSPECTIVE FINANCING

     The Company is actively exploring financing alternatives, but has been unable to consummate any alternative financing to date. In the past two years, the Company has received letters of intent from prospective lenders and financial intermediaries, and has paid commitment fees, in cash and/or shares of Common Stock, to certain of these parties. None of these letters of intent have to date, resulted in consummated loans or financing. There can be no assurance that the Company will be able to obtain financing, if at all, on terms and conditions acceptable to the Company.

     GROWTH THROUGH ACQUISITIONS

     The Company is attempting to diversify and has entered into certain agreements with respect to timeshare projects in Rancho Mirage, California and Kona, Hawaii. However, such agreements are subject to terms and conditions including the ability of the Company to contribute substantial capital. The Company is currently seeking the required financing; however, there can be no assurance of its ability to obtain such financing, if at all, on terms and conditions acceptable to the Company. In the event that adequate financing is not available, the Company may be unable to consummate the transactions.

RISKS RELATING TO THE OFFERING

     DIVIDENDS

     The Company has never paid cash dividends on its capital stock, and it is not anticipated that cash dividends will be paid in the foreseeable future. Any future decision to pay cash dividends will be made on the basis of earnings, alternative needs for funds and other conditions existing at the time; however, no assurances can be given that dividends will be paid in the future, or, if they are, as to the amount of any such dividends.

     LIMITED TRADING MARKET; FLUCTUATIONS IN MARKET PRICE

     The Company's Common Stock currently trades on the Over the Counter ("OTC") Market, after having been delisted in July 1996 from the Nasdaq SmallCap Market. As a result of such delisting, investors may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Common Stock. The prices at which the Company's Common Stock is traded in the market have been subject to wide fluctuations which did not always appear to relate to the Company's financial condition or prospects. The Company can give no assurance that such price swings will not recur for the Common Stock in the future.

     SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have approximately 93,081,911 shares of Common Stock outstanding. Approximately 52,243,739 of said shares will be eligible for sale in the public market pursuant to this offering; a substantial number of additional shares are currently eligible subject to Rule 144, promulgated under the Securities Act. The presence of a large number of shares eligible for resale pursuant to this offering may thus have a negative impact on the market for the Company's stock during the pendency of the offering.

                                 USE OF PROCEEDS

     All of the shares of Common Stock offered hereby are being sold by the Selling Stockholders. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information, as of September 16, 1996, concerning beneficial ownership of Common Stock, and as adjusted to reflect the sale of the Shares in this offering, by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each Director of the Company, (iii) the executive officers of the Company, (iv) all Directors and executive officers of the Company as a group and (v) each Selling Stockholder. Unless otherwise indicated, all amounts reflected in the table represent shares over which the beneficial owners have sole voting and investment power.

                                                                        SHARES
                         SHARES BENEFICIALLY                      BENEFICIALLY OWNED
                        OWNED BEFORE OFFERING     NUMBER OF         AFTER OFFERING
                        ---------------------       SHARES      ---------------------
BENEFICIAL OWNER(1)     NUMBER     PERCENTAGE      OFFERED      NUMBER     PERCENTAGE
- -------------------     ------     ----------     ---------     ------     ----------
James C. Vellema       3,910,870(2)   4.2%            0        3,910,970      4.2%
and Kathryn M.
Vellema, joint
tenants

The Donald G.          3,760,870      4.0%            0        3,760,870      4.0%
Saunders and Bonnie
Saunders 1987
Family Trust
32251 Peppertree
Bend San Juan
Capistrano, CA
92675

Hurley C. Reed        50,000(3)         *             0           50,000        *

Raymond Rasmussen  1,010,000(4)       1.1%          480,000      530,000        *

All Directors and  8,731,740(2)(3)(4) 9.4%          480,000    8,251,740      8.7%
executive officers
as a group (three
persons)

Bickley, Philip C.    87,413            *           87,413       0            0
& Helen M.
5503 Springbrook
Drive; Wausau, WI
54401-9133

Corradetti, Joseph   268,667            *          268,667       0            0
422 13TH Street
Sparks, NV 89431

Denny, William B.        720,000        *           720,000      0            0
33 Summerside
Coto de Casa, CA
92679.

Erikson, Gertrude        160,000        *           160,000      0            0
3279 Caminito Ameca
La Jolla, CA 92037

Erickson, Harlan C.    8,120,000(5)   8.7%        8,120,000      0            0
43 Southampton CT.
Newport Beach, CA
92660

Erickson, Richard C.     400,000        *           400,000      0            0
2128 237th Street, S.E.
Bohell, WA 98021

Fenway Advisory        5,536,666      5.9%        5,536,666      0            0
Group
1901 Avenue of the Stars
Suite 2000
Los Angeles, CA 90067

Hammer, James D.       1,250,000      1.3%        1,250,000      0            0

Havekorst, Walter      6,080,000      6.5%        6,080,000      0            0
III 14 Ciermont
Newport Beach CA
92657

Hogland Family         1,120,000      1.2%        1,120,000      0            0
Trust 101 The
Masters Circle,
Costa Mesa CA
92627

Holland, Neal            200,000        *          200,000       0            0
4212 Caliper Dr.
Las Vegas, NV 89110

Howes, Lucille           416,000        *          416,000       0            0
3109 Via Eboli
Newport Beach, CA
92663

Jack E. Mulholland       100,000        *          100,000       0            0
Construction
4861 Trail Street
Norco, CA 91760

Knox, Charles R.         160,000        *          160,000       0            0

Lehman, Howard            80,000        *           80,000       0            0
30801 S. Coast
Highway #19, South
Laguna, CA  92680

Lester, William A.     3,800,000(6)   4.1%       3,800,000       0            0
2611 Crestview
Newport Beach, CA
92663

Lester, William F.       320,000        *          320,000       0            0
264 Brentwood
Costa Mesa, CA 92627

Liss, Jerome E.        1,720,000      1.8%       1,720,000       0            0
C10 Pfister Hotel
424 E. Wisconsin Ave.
Milwaukee, WI 53202

McDivitt, Daniel          43,000        *           43,000       0            0
7508 Turtle Dove
Court, Las Vegas NV
89129

Meservey, James M.       112,000        *          112,000       0            0

Mullalley, Michael        55,000        *            55,000      0            0
P.O. Box 545 Poway,
CA  92064

Nielsen, Mark             62,500        *            62,500      0            0
2215 E. Calvary
Prescott, AZ 96301

Nordvik, William          25,000        *            25,000      0            0
19760 County Road 72
Elk River, Minn. 58209

Oberlin, Kenneth       8,916,000      9.6%        8,916,000      0            0
1820 Newport Blvd.
Costa Mesa, CA 92627

O'Connor, Colleen         40,000        *            40,000      0            0

Osborn, Ben F. P.O.    1,150,000(7)   1.2%        1,150,000      0            0
Box 5731, Fullerton
CA 92635

Pfahler, Reinhold      5,460,000(8)   5.9%        5,460,000      0            0
Happy Valley Ranch
Post Office Box 848
Alpine, California
91903

Pidorenko, John        1,100,000      1.2%        1,100,000      0            0
3607 Ventura Dr.
Lakeland, Fl 33811

Red Oak Finance          500,000        *           500,000      0            0
C/O Pfister Hotel
424 E. Wisconsin
Ave., Milwaukee, WI
53202

Robertson, Paul B.       480,000        *           480,000      0            0
34572 #C Camino Capistrano
Capistrano Beach, CA 92624

Sallee, Janet             87,413        *            87,413      0            0
R 2, Norris City,
IL  62869

Sallee, John M. &         87,413        *            87,413      0            0
Sarah
407 S. Broadway
Nashville, IL
62263

S.J. Ritz                  2,500        *             2,500      0            0

St. Pierre, Louis        400,000        *           400,000      0            0
18 Odyssey Ct.
Newport Beach, CA 92663

Swisher & Hall           624,167        *           624,167      0            0
1725 Rainbow, Suite 25
Las Vegas, NV 89102

Thompson, Charles R.      80,000(9)     *            80,000      0            0
424 Pirate Road
Newport Beach, CA
92663

Verstegen, William     2,000,000      2.1%        2,000,000      0            0
D.                    ----------

                      52,243,749
                      ----------
                      ----------

- ----------------------------------
     * indicates less than 1% of the outstanding shares of Common Stock.

     (1) Unless otherwise indicated, the address of each of the persons listed above is c/o MPTV, Inc. 3 Civic Plaza, Suite 210, Newport Beach, California 92660.

     (2) Includes options to purchase 150,000 shares, all of which are exercisable within 60 days of September 16, 1996.

     (3) Comprised of options to purchase 50,000 shares, all of which are exercisable within 60 days of September 16, 1996.

     (4) Includes options to purchase 525,000 shares, all of which are exercisable within 60 days of September 16, 1996.

     (5)  Includes 6,160,000 shares held in Erickson Trust.

     (6) Includes 2,800,000 shares held as trustee for Lester Family Trust; 680,000 shares held with Joye Lester; 320,000 as individual.

     (7)  Includes 800,000 shares held with Virginia V. Osborn.

     (8) Includes 640,000 shares held by Newport Sports Corporation, a wholly owned corporation by Reinhold Pfahler.

     (9)  Includes 40,000 shares held with Mildred Thompson.

                            DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.05 par value per share.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may create, designate and issue in the future.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is United Stock Transfer in Englewood, Colorado.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock being offered by this Prospectus will be sold in standard dealers' transactions. The dealers who will be effecting such sales have not yet been identified, nor have the time, date or place of such sales been determined. The commissions and/or compensation to be payable to said dealers will be the standard competitive broker's commissions prevalent in the community where such dealers conduct their respective business. There is currently no plan of distribution, agreement, arrangement or understanding with any broker or dealer that has been entered into prior to the date of this Prospectus, nor is it anticipated that any such arrangement will be entered into except for the standard provisions and documentation involved in opening up a retail brokerage customer account. The Company expects that the shares of Common Stock, when sold, will be sold for cash at the then-prevailing market price less the standard broker's commission. It is expected that the shares of Common Stock will be sold through the Over the Counter Market. No underwriter is currently expected to be involved in the sale of the shares of Common Stock.

     The number of Shares of Common Stock to be sold by each Selling Stockholder and any other person with whom such Selling Stockholder is acting in concert for the purposes of selling Common Stock may not exceed, during any three-month period, the greater of (i) one percent of the Company's outstanding Common Stock or (ii) the average weekly reported volume of trading in the Common Stock during the four calendar weeks preceding the date of receipt of the order to execute such sale by a broker or the execution of such sale by a market maker.

                           INCORPORATION BY REFERENCE

     The documents listed in Paragraphs (a) through (c) below are hereby incorporated by reference in this Prospectus. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus.

     (a) The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 1995.

     (b) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the above-referenced Annual Report.

                                TABLE OF CONTENTS

                                                                            Page

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
Selling Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . .     9
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . .    13
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . .    13
Incorporation by Reference. . . . . . . . . . . . . . . . . . . . . . . .    14

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


     Item 3.   Incorporation of Documents by Reference.

               The documents listed in paragraphs (a) through (c) below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereto from the date of filing of such documents.

               (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

               (b) All other reports filed by Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the above-referenced Annual Report.

     Item 4.   Description of Securities.

               Not applicable.

     Item 5.   Interests of Named Experts and Counsel.

               Not applicable.

     Item 6.   Indemnification of Directors and Officers.

               Section 78.751 of the Nevada Revised Statutes permits the indemnification of officers, directors, employees and agents of the Registrant and requires indemnification in certain instances. Such provision reads as follows:

     78.751. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; ADVANCEMENT OF EXPENSES.

          1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

          4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

               (a)  By the stockholders;

               (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

               (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

               (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

          5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

          6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

               (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

               (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     Item 7.   Exemption From Registration Claimed.

               The shares of Common Stock being registered pursuant to this Registration Statement on Form S-8 were issued by the Registrant over the past two years to individual consultants to the Registrant, pursuant to the terms and conditions of consulting agreements. Such issuances were made in transactions not involving a public offering in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

     Item 8.   Exhibits.

     EXHIBIT
     NUMBERS

      10.18 Agreement, dated April 22, 1996, by and between the Registrant and J. E. Liss and Company, Inc. (the "Liss Agreement")

      10.19 Agreement, dated March 22, 1995, by and between the Registrant and Fenway Advisory Group (the "Fenway Agreement")

      10.20 Agreement, dated May 13, 1994, by and between the Registrant and Michael Mullalley (the "Mullalley Agreement")

      10.21 Agreement, dated February 27, 1995, by and between the Registrant and William Nordvik (the "Nordvik Agreement")

      10.22 Agreement, dated July 13, 1995, by and between the Registrant and John Pidorenko (the "Pidorenko Agreement")

      10.23 Second Amendment, dated May 31, 1995, by and between the Registrant and Swisher & Hall AIA, Ltd. (1)

      10.24 Third Amendment, dated October 26, 1995, by and between Registrant and Swisher & Hall AIA, Ltd. (1)

      10.25 Fourth Amendment, dated March 4, 1996, by and between Registrant and Swisher & Hall AIA, Ltd. (1)

      10.26    Form Consulting Agreement and Amendment thereto.

      24.5     Consent of Corbin & Wertz.
_________________________
(1) Incorporated by reference to Exhibit 10.2 to Registrant's Registration Statement on Form S-8 (No. 33-83272), filed with the Commission on August 24, 1994.


     Item 9.   Undertakings.

               The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 19th day of September, 1996.

                              MPTV, INC.



                              By: /s/ JAMES C. VELLEMA
                                  ----------------------------
                                  JAMES C. VELLEMA
                                  Chairman of the Board and
                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                 TITLE                          DATE

/s/ JAMES C. VELLEMA
- ------------------------      Chairman of the Board          September 19, 1996
JAMES C. VELLEMA              and Chief Executive
                              Officer

/s/ HURLEY C. REED
- ------------------------      President and Chief            September 19, 1996
HURLEY C. REED                Financial Officer (Principal
                              Financial and Accounting
                              Officer) and a Director


- ------------------------      Director                       September __, 1996
RAYMOND RASMUSSEN

                                  EXHIBIT INDEX

     EXHIBIT
     NUMBERS

      10.18 Agreement, dated April 22, 1996, by and between the Registrant and J. E. Liss and Company, Inc. (the "Liss Agreement")

      10.19 Agreement, dated March 22, 1995, by and between the Registrant and Fenway Advisory Group (the "Fenway Agreement")

      10.20 Agreement, dated May 13, 1994, by and between the Registrant and Michael Mullalley (the "Mullalley Agreement")

      10.21 Agreement, dated February 27, 1995, by and between the Registrant and William Nordvik (the "Nordvik Agreement")

      10.22 Agreement, dated July 13, 1995, by and between the Registrant and John Pidorenko (the "Pidorenko Agreement")

      10.23 Second Amendment, dated May 31, 1995, by and between the Registrant and Swisher & Hall AIA, Ltd. (1)

      10.24 Third Amendment, dated October 26, 1995, by and between Registrant and Swisher & Hall AIA, Ltd. (1)

      10.25 Fourth Amendment, dated March 4, 1996, by and between Registrant and Swisher & Hall AIA, Ltd. (1)

      10.26    Form Consulting Agreement and Amendment thereto.

      24.5     Consent of Corbin & Wertz.
_________________________
(1) Incorporated by reference to Exhibit 10.2 to Registrant's Registration Statement on Form S-8 (No. 33-83272), filed with the Commission on August 24, 1994.